Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
HLTH CORPORATION
2009 Preliminary Financial Guidance
(in millions, except per share amounts)

	Year Ending
	December 31, 2009
	Range

Revenue	$420.0	$450.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)
WebMD	$107.0	$122.0
Corporate	(15.0)	(14.0)

	$92.0	$108.0

Adjusted EBITDA per diluted common share	$0.85	$1.00

Interest, taxes, non-cash and other items (b)
Interest income	9.0	10.0
Interest expense (c)	(18.5)	(18.5)
Depreciation and amortization	(34.0)	(31.0)
Minority interest in WHC	(5.0)	(7.0)
Non-cash advertising	(1.5)	(1.5)
Non-cash stock-based compensation	(39.0)	(35.0)
Income tax provision (d)	(1.2)	(10.3)

Income from continuing operations	$1.8	$14.7

Income from continuing operations per common share:
Basic	$0.02	$0.14

Diluted	$0.02	$0.14

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	103.0	103.0
Diluted	108.0	108.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures.

(b)	Reconciliation of Adjusted EBITDA to income from continuing operations.

(c)	Interest expense does not consider any additional non-cash interest expense that may result from the January 1, 2009 adoption of APB Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion.”

(d)	Income tax rate for 2009 is forecasted to be approximately 41% of pretax income from continuing operations. The income tax provision excludes any benefit relating to any reversal in 2009 of the valuation allowance against deferred tax assets.